UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549
FORM 8-K
Current Report Pursuant
to Section 13 or 15(d) of the
Securities Exchange Act of 1934
Date of Report (Date of earliest event reported): January 30, 2009
W HOLDING COMPANY, INC.
(Exact name of registrant as specified in its charter)

Puerto Rico	000-27377	66-0573197
(State or other jurisdiction of incorporation)	(Commission File Number)	(IRS Employer Identification No.)

19 West McKinley Street, Mayaguez, Puerto Rico		00680
(Address of principal executive offices)		(Zip code)
Registrant’s telephone number, including area code: (787) 834-8000
Not Applicable
(Former name or former address, if changed since last report)
Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:
☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c)) Rule 425, Rule 14a-12 and Instruction 2 to Rule 14d-2(b)(2)

Item 5.02 Departure of Directors or Certain Officers; Election of Directors; Appointment of Certain Officers; Compensatory Arrangements of Certain Officers.
W Holding Company, Inc. (the “Company”), the bank holding company of Westernbank Puerto Rico (the “Bank”) informed today that on January 30, 2009, Mr. Freddy Maldonado, Senior Executive Vice President and Chief Financial Officer for both the Company and the Bank formally announced that he intends to resign and reengage in his retirement plans, retiring from the Company and the Bank, and as a director of the Company, upon filing of the Company’s Annual Report on Form 10-K for the year ended December 31, 2007 (the “Annual Report”), which will include the restatement of the Company’s previously issued audited consolidated financial statements and related notes for the years ended December 31, 2006 and 2005. After resigning from the Chief Financial Officer position in July 2005 and being in a transition period of retiring completely from the Company and the Bank, in August 2008, Mr. Maldonado agreed to return to his positions of Senior Executive Vice President and Chief Financial Officer to oversee completion of the restatement process and filing of the Annual Report.
The Board of Directors has appointed Lidio V. Soriano, age 39, as the new Chief Financial Officer of the Company, effective upon Mr. Maldonado’s retirement, subject to receipt of regulatory approval. Since October 20, 2008, Mr. Soriano has served as Senior Vice President and Senior Financial Officer of the Company. From October 2007 to the date of his employment with the Company, Mr. Soriano served as Executive Vice President and Head of Retail and Mortgage Banking of Oriental Financial Group, Inc. Prior to his employment with Oriental, Mr. Soriano served as Chief Financial Officer of Doral Financial Corporation from May 2006 to October 2006. Mr. Soriano previously served as interim Chief Financial Officer of Doral from August 2005 to May 2006. Prior to his appointment as interim Chief Financial Officer of Doral, Mr. Soriano served as Senior Vice President and Risk Management Director of Doral since January 2005.
There are no arrangements or understandings between Mr. Soriano and any other person pursuant to which Mr. Soriano was promoted to serve as Chief Financial Officer of the Company. There are no family relationships between Mr. Soriano and any director or executive officer of the Company. There has been no transaction nor are there any proposed transactions between the Company and Mr. Soriano that would require disclosure pursuant to Item 404(a) of Regulation S-K.
Mr. Soriano entered into an employment agreement at the time of his initial employment with the Bank, effective as of October 20, 2008, which provides for (a) an annual base salary of $425,000, (b) a Christmas bonus equivalent to one month’s salary, prorated for service in 2008, (c) a signing bonus in the amount of $100,000, (d) eligibility to receive a year-end bonus of $100,000, and (e) other fringe benefits applicable to executive personnel of the Company.
The Bank and Mr. Soriano have also entered into a Payment Agreement in the Event of Change in Control that will entitle Mr. Soriano to a lump sum cash payment of up to $1.5 million if there is a “change in control” of the Bank, on terms and conditions that are the same as those set forth in comparable agreements entered into by the Bank with comparable executives.

SIGNATURES
     Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

W HOLDING COMPANY, INC.
(Registrant)

/s/ Norberto Rivera

Name: Norberto Rivera
Title: Chief Accounting Officer
Date: February 3, 2009